SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report:  June 7, 1994




                PACIFIC GAS AND ELECTRIC COMPANY
     (Exact name of registrant as specified in its charter)



California                    1-2348              94-0742640

(State or other juris-      (Commission         (IRS Employer
diction of incorporation)   File Number)   Identification Number)

77 Beale Street, P.O.Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)








Registrant's telephone number, including area code:(415) 973-7000






Item 5.  Other Events

A.   California Public Utilities Commission (CPUC) Proceedings -
     Electric Industry Restructuring

As previously disclosed, in April 1994, the CPUC issued an order instituting a rulemaking and investigation (OIR/OII) on electric industry restructuring. The proposal, which is subject to comment and modification, involves two major changes in electric industry regulation. The first would move electric utilities from traditional cost-of-service to performance-based ratemaking. The second would unbundle electric services and require the phase-in of retail wheeling or direct access to electric generation over the six-year period from 1996 to 2002.

The CPUC has scheduled four full panel hearings in June, July and August 1994 to hear public comments on its proposal. The CPUC has indicated that it anticipates adopting a final policy statement no earlier than October 1994. Implementation hearings will continue into 1995.

On June 7, 1994, the Company filed its initial comments on the CPUC's proposal on retail wheeling of electricity. In its comments, the Company indicated that it shares the CPUC's goal of effecting the transition to a more competitive world in a manner which: (1) achieves competitive electric prices for consumers;
(2) maintains utilities' financial integrity; (3) sustains an electric supply system which provides reliable service for all Californians; (4) avoids shifting of costs from one group of customers to another (in particular, to residential customers); and (5) allows continuation of California's environmental and social benefit programs. The Company noted that to achieve these objectives, the CPUC must resolve fundamental legal, jurisdictional and public policy issues and obtain the approval of the Federal Energy Regulatory Commission (FERC) and the California State Legislature.

The Company's proposal includes the following key elements:

(1) Implementation Schedule: The Company proposes an implementation schedule that would allow all electric power consumers access to a retail electric power marketplace by January 1, 2008. Direct access would commence as proposed by the CPUC on January 1, 1996, for large customers receiving service at transmission voltage levels. Each year, additional groups of customers would be included in the direct access category.

Industrial and large commercial customers which would be eligible in the period 1996 through 2002 represent approximately 30 percent of electric generation revenues. The remaining non-residential customers which would be eligible in the period 2003 through 2006 represent approximately 34 percent of electric generation revenues. Residential customers would be eligible in 2007 and 2008 and represent approximately 36 percent of electric generation revenues. The Company indicated that its proposed schedule, coupled with pricing flexibility, will substantially reduce transition costs to consumers.

(2) Transition Costs: There are three main categories of potential transition costs identified by the Company - (i) ongoing costs associated with utility-owned generation facilities; (ii) ongoing costs associated with above market payments under "qualifying facilities" power purchase agreements; and (iii) costs and obligations incurred in the past under traditional cost-of-service regulation. The Company's proposal deals with these costs in two ways: by allowing sufficient time to reduce the amount of transition costs and by imposing transition charges which must be paid by all customers.

     (i) With respect to utility-owned generation facilities, if the Company's proposals are adopted in their entirety, the Company would accept the full market risk of recovery of the ongoing costs of its generation facilities, including Diablo Canyon under the pricing formula in the 1988 settlement agreement, whether due to discounted prices or lost sales.

     (ii) The Company purchases approximately 20 percent of its generation from "qualifying facilities" under long-term agreements mandated or approved by the CPUC, some of which
     result in payments above current market levels.   The
     Company indicated that the uneconomic portion of the energy and capacity payments provided under these agreements should be included in a transition charge borne by all customers interconnected to the system. The Company estimates that in 1994 it will pay approximately $800 million over market rates for these purchases.

     (iii) The Company proposes transition cost recovery for existing regulatory assets and certain other costs and obligations arising out of historic utility activities related to electric generation, such as the unamortized balancing accounts related to the Energy Cost Adjustment Clause and the Electric Revenue Adjustment Mechanism, the unamortized premium on reacquired debt, utility deferred taxes, workers' compensation and disability claims, pensions, environmental mitigation costs associated with existing and retired electric plants and post-retirement benefits other than pensions.

(3) Pricing Flexibility and Market Risk for Utility Electric Power Sales: The Company will continue to provide full retail service at regulated rates to full service customers. For direct access customers, the Company proposes that it be able to compete to sell them unbundled electric power, in a way that insulates full-service customers from any lost contribution to margin, whether due to reduced prices or lost sales.


When direct access to generation is available to all customers, the Company should be free to use its generation resources, including power purchase arrangements, in the competitive marketplace as it sees fit.

(4) Environmental and Social Programs: The Company proposes that none of the existing environmental and social programs should be discontinued because of a move to direct access. Unless and until a policy decision is made to discontinue a program, costs should be allocated to all electric customers, including those who elect direct access, and included as a separately identified component on customers' bills.

(5) Obligation to Serve: For the foreseeable future, the Company proposes to retain an ongoing obligation to provide electric power for residential customers, but proposes that the utility should be obligated to provide electric supply only on a best efforts basis to non-residential direct access customers which decide to return to the Company for their power supply and on terms of service to be negotiated.


Financial Impact of the Direct Access portion of the OIR/OII:
Based on the regulatory framework in which it operates, the Company currently accounts for the economic effects of regulation in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." As a result of applying the provisions of SFAS No. 71, the Company has accumulated approximately $3.5 billion of regulatory assets, including balancing accounts, as of March 1994. It is currently estimated that approximately $1.2 billion of regulatory assets is attributable to electric generation, excluding balancing accounts which are expected to be recovered over the next several years. The amount related to electric generation is based on the Company's estimate of the allocation of these assets; the actual amount could vary depending on the allocation methods adopted by the CPUC.

In the event that recovery of specific costs through rates becomes unlikely or uncertain for a portion or all of the Company's utility operations, whether resulting from the expanding effects of competition or specific regulatory actions which move the Company away from cost-of-service ratemaking, SFAS No.71 would no longer apply. Discontinuation of SFAS No. 71 would cause the write-off of applicable portions of regulatory assets, which could have a significant adverse impact on the Company's financial position or results of operations.

Absent a recovery mechanism for the regulatory assets and certain other costs and obligations attributable to electric generation, some or all of those regulatory assets would be written-off. However, under the Company's proposal, the amount of such write-off would be significantly reduced.

If the Company's implementation schedule for direct access to electric generation is adopted, the Company anticipates that it will shorten the depreciable life for Diablo Canyon from 2016 to 2008, which would increase the average annual depreciation expense by approximately $130 million and be borne by the Company's shareholders.

The CPUC's OIR/OII could impact (i) the Company's recovery of its costs and investments in electric utility assets, (ii) the Diablo Canyon rate case settlement and (iii) the continued application of SFAS No. 71. The final determination of the impact will be dependent on the form of regulation, including transition mechanisms, if any, ultimately adopted by the CPUC, and the effects of competition. The Company is unable to predict the ultimate effect of the OIR/OII on its financial position or results of operations.


B.   Restructuring of Canadian Gas Supply Arrangements -

On May 17, 1994, the FERC issued an order approving Pacific Gas Transmission Company's (PGT) application to recover in rates $154 million in settlement payments to Canadian gas producers. The settlement payments were made pursuant to a Decontracting Plan implemented by the Company, PGT, the Company's wholly owned gas pipeline subsidiary, Alberta and Southern Gas Co. Ltd. (A&S), a wholly owned subsidiary of the Company, and approximately 190 Canadian gas producers, that restructured the Company's Canadian gas supply arrangements.

PGT's application was made pursuant to the transition cost recovery mechanism (TCRM) approved by the FERC in July 1993. Under the TCRM, PGT will absorb 25% of approved transition costs, including settlement payments incurred in connection with the termination of A&S' contracts with Canadian gas producers, with the remainder of such costs to be recovered from PGT's shippers.

The CPUC had filed a limited challenge to PGT's application, challenging the eligibility for recovery under the TCRM of certain settlement payments and requesting a technical conference or hearing to determine if other payments made by PGT are consistent with the TCRM. In its May 17 order, the FERC denied the CPUC's challenge and its request for a hearing.

C.  Cities Franchise Fees Litigation

On May 13, 1994, the City of Santa Cruz filed a complaint in Santa Cruz County Superior Court against the Company on behalf of itself and purportedly as a class action on behalf of 107 cities with which the Company has certain electric franchise contracts. Franchise contracts require the Company to pay fees on an annual basis to cities and counties for the right to use or occupy public streets and roads. The complaint alleges that, since at least 1988, the Company has intentionally underpaid its franchise fees to the cities in an unspecified amount.

The complaint alleges that the Company has asked for and accepted electric franchises from the cities included in the purported class, which provide for lower franchise payments than required by franchises granted by other cities in the Company's service territory. Plaintiff asserts that this was done in an unlawfully discriminatory manner based solely on location. The plaintiff also alleges that the transfer of these franchises to the Company by its predecessor companies was not approved by the CPUC as required, and, therefore, all such franchise contracts are void.

Based on limited investigation thus far, should the cities prevail on the issue of franchise fee calculation methodology, the Company's annual system-wide city electric franchise fees could increase by approximately $17 million. The complaint also seeks damages for alleged underpayments for the years 1987 through 1993, which could be as much as $97 million, plus interest estimated at approximately $18 million through April 15, 1994.

The Company believes that the ultimate outcome of the franchise fees litigation will not have a significant adverse impact on its financial position or results of operations.

D.  Management Changes

On June 2, 1994, the Company announced that Stanley T. Skinner, currently president and chief operating officer of the Company, will become president and chief executive officer (CEO), effective July 1, 1994. Richard A. Clarke, currently the chairman of the board and CEO of the Company, will continue to serve as chairman. Robert D. Glynn Jr., senior vice president and general manager of the Company's customer energy services business unit, has been promoted to executive vice president, effective July 1, 1994. Mr. Glynn will assume direct supervision of the utility business units formerly reporting to Mr. Skinner.
















                         SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              PACIFIC GAS AND ELECTRIC COMPANY



                                 /s/ THOMAS C. LONG
                              By ________________________________

                                 THOMAS C. LONG
                                 Controller


Dated:  June 7, 1994